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Exhibit 10.10

Execution Version

AMENDED AND RESTATED
GUARANTEE AND AGREEMENT
(GENHOLDINGS I, LLC)

made by

PG&E NATIONAL ENERGY GROUP, INC.

in favor of

SOCIETE GENERALE,
as Administrative Agent

Dated as of March 15, 2002

6.03.	GOVERNING LAW	28
6.04.	No Waiver, Cumulative Remedies	28
6.05.	Authority and Rights of Administrative Agent	28
6.06.	No Personal Liability of Directors, Officers, Employees and Shareholders	29

Schedules

1.01	A Existing Sale/Leaseback Transactions
1.01B	Terms and Conditions of Subordination for Indebtedness to Affiliates
1.01C	Terms and Conditions of Subordination for Indebtedness to Non-Affiliates
3.04(c)	Material Adverse Effect
3.05	Litigation
3.12	Environmental Matters
3.14	Unrestricted Subsidiaries
4.01	Certain Restricted Subsidiaries not Subject to Sections 4.01 or 4.02
4.10	Other Existing Investments
4.11	Other Existing Liens
4.12(a)	Indebtedness under Certain Credit Agreements
4.12(f)	Other Existing Indebtedness
4.13	Description of Existing Management, Operation, Sharing and Similar Arrangements with Affiliates

Exhibits

A	Form of Payment Demand

AMENDED AND RESTATED
GUARANTEE AND AGREEMENT

        AMENDED AND RESTATED GUARANTEE AND AGREEMENT dated as of March 15, 2002 (this "Guarantee and Agreement") by PG&E NATIONAL ENERGY GROUP, INC., a Delaware corporation (this "Guarantor"), in favor of SOCIETE GENERALE, as administrative agent (in such capacity, the "Administrative Agent") for the Secured Parties.

W I T N E S S E T H

        WHEREAS, the Guarantor owns directly or indirectly all of the membership interests in GenHoldings I, LLC (the "Borrower").

        WHEREAS, the Borrower entered into the Credit Agreement, dated as of December 21, 2001 (the "Original Credit Agreement"), with Société Générale, as Administrative Agent and a Lead Arranger, Citibank, N.A., as Syndication Agent and a Lead Arranger, the other agents and arrangers listed on the signature pages thereto, JPMorgan Chase Bank, as issuer of the Letters of Credit (the "LC Bank"), the financial institutions party thereto from time to time as lenders (the "Banks"), and the other persons party thereto from time to time;

        WHEREAS, as a condition precedent to the effectiveness of the Original Credit Agreement, the Guarantor executed and delivered the Guarantee and Agreement, dated as of December 21, 2001 (the "Original Guarantee and Agreement"), in favor of the Administrative Agent for the benefit of the Secured Parties;

        WHEREAS, the parties to the Original Credit Agreement are entering into an Amended and Restated Credit Agreement, dated as of March 15, 2002 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"); and

        WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement that the Original Guarantee and Agreement be amended and restated in its entirety as set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein and in the other Credit Documents, the Guarantor and the Administrative Agent agree that the Original Guarantee and Agreement shall be amended and restated in its entirety as follows:

SECTION I DEFINED TERMS

        1.01.    Definitions.    (a) Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to them in the Exhibit A to the Credit Agreement.

        (b)  The following terms shall have the following meanings:

          "$1.00 Billion PG&E NEG Indenture" shall mean the Indenture, dated as of May 22, 2001, between the Guarantor and Wilmington Trust Company, as Trustee, pursuant to which $1,000,000,000 of 10.375% Senior Notes due 2011 have been issued.

          "$1.25 Billion PG&E NEG Credit Agreement" shall mean the $1,250,000,000 Credit Agreement, dated as of August 22, 2001, among the Guarantor and the lenders party thereto.

          "Actual Knowledge" shall mean, with respect to any Person as to any event or circumstance, the actual knowledge of the Responsible Officer of such Person or receipt by such Person from the Administrative Agent of notice of such event or circumstance.

          "Administrative Agent" shall be defined as in the preamble hereto.

          "Affiliate" shall mean, when used with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified. For this purpose, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting shares, by contract or otherwise.

          "Asset Company" shall mean any entity (a) (i) whose principal purpose is the acquisition, improvement, installation, design, engineering, construction, development, completion, financing, maintenance or operation of all or any part of a project or projects, or any asset related thereto, used in the business of generating, transmitting, transporting, distributing, producing or storing electric power, thermal energy, natural gas or other fuel or other energy-related businesses and (ii) substantially all its assets are limited to those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by a Project Financing Facility entered into by such entity and/or any Investment Vehicle that owns such entity or by contributions or intercompany loans from the Guarantor, any Restricted Subsidiary or any such Investment Vehicle or (b) which entity is a Subsidiary of an entity described in clause (a) and the business and assets of which are related to the business of such entity and which does not incur any Indebtedness other than (A) intercompany loans from an Asset Company which is the parent of such Subsidiary, the Guarantor, any Restricted Subsidiary or any Investment Vehicle that indirectly owns such Subsidiary, (B) Indebtedness of the type described in Section 4.12(i) or (C) Indebtedness under a Project Financing Facility.

          "Banks" shall be defined as in the recitals hereto.

          "Borrower" shall be defined as in the recitals hereto.

          "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

          "Cash Equivalents" shall mean (a) any evidence of indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States, Canada or any U.S. agency or instrumentality; (b) certificates of deposit or acceptances or Eurodollar time deposits with a maturity of 180 days or less of, and overnight bank deposits and demand accounts with (i) any financial institution that is not a foreign bank or a foreign bank holding company that has a bankwatch rating of at least B/C by Fitch and a commercial paper rating of at least A-1 by S&P, F1 by Fitch or P-1 by Moody's or (ii) any financial institution that is a foreign bank or a foreign bank holding company that has a sovereign risk rating of at least AA by Fitch, a bankwatch rating of at least B by Fitch, a commercial paper rating of at least A-1 by S&P, F1 by Fitch or P-1 by Moody's and a minimum of US$20 billion in assets; (c) commercial paper with a maturity of 180 days or less issued by a U.S. or Canadian incorporated company that is not an Affiliate of the Guarantor and rated at least A-1 by S&P, F1 by Fitch or at least P-1 by Moody's; (d) Repurchase Agreements with a maturity of 90 days or less made with banks which meet the criteria in clause (b) above and primary government security dealers (as defined by the Federal Reserve System) which meet the criteria in clause (c) above, and are fully collateralized by investments meeting the criteria of clause (a) above; (e) tax-exempt municipal obligations of any state of the United States, or any municipality of any such state which mature within 180 days from the date of acquisition thereof and which, in each case, are rated at least MIG-1 or VMIG-1 by Moody's, and SP-1/A-1 or AA/A-1 by S&P; and (f) institutional money market funds that exclusively invest in any of the foregoing.

          "Cash Flow Available for Fixed Charges" for any period shall mean, without duplication, (i) EBITDA of the Guarantor and its Consolidated Subsidiaries which are not Unrestricted Subsidiaries for such period, minus (ii) EBITDA for such period of such Consolidated Subsidiaries that are financed with Indebtedness of such Subsidiary or which are direct or indirect Subsidiaries of a Financed Subsidiary of the Guarantor, plus (iii) Distributions received by the Guarantor from Subsidiaries described in the foregoing clause (ii) during such period except to the extent the amount of such Distributions previously constituted "Cash Flow Available for Fixed Charges" during such period as a result of clause (viii) below, minus (iv) Distributions described in the foregoing clause (iii) that are attributable to extraordinary gains or other non-recurring items described in clause (iii) of the definition of "EBITDA", minus (v) any income reported by the Guarantor for such period for Persons that are not Consolidated Subsidiaries of the Guarantor, plus (vi) Distributions received by the Guarantor from Persons described in the foregoing clause (v) during such period, minus (vii) Distributions described in the foregoing clause (vi) that are attributable to extraordinary gains or other non-recurring items described in clause (iii) of the definition of "EBITDA", plus, (viii) cash and Cash Equivalents of Subsidiaries described in clause (ii) above that are legally and contractually available to such Subsidiary for the payment of dividends to the Guarantor, but only to the extent that the source of such cash and Cash Equivalents is from such Subsidiary's EBITDA for such period or from repayments during such period to such Subsidiary of loans made by such Subsidiary.

          "Consolidated Net Worth" shall mean, as of any date of determination thereof, the amount which would be reflected as stockholders' equity upon a consolidated balance sheet of the Guarantor (but excluding any portion thereof attributable to Unrestricted Subsidiaries) determined in accordance with GAAP, excluding other comprehensive income arising from the accounting treatment of hedging and mark-to-market transactions.

          "Consolidated Subsidiary" shall mean with respect to any Person at any date any Subsidiary or other entity the accounts of which would be consolidated in accordance with GAAP with those of such Person in its consolidated financial statements as of such date.

          "Consolidated Tangible Net Assets" shall mean at any date the total net assets of the Guarantor and its Consolidated Subsidiaries (other than Unrestricted Subsidiaries) determined in accordance with GAAP, excluding, however, from the determination of total net assets (i) goodwill, organizational expenses, research and product development expenses, trade marks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (ii) all deferred charges or unamortized debt discount and expenses, (iii) all reserves carried and not deducted from assets, (iv) securities which are not readily marketable, (v) cash held in sinking or other analogous funds established for the purpose of redemption, retirement or prepayment of capital stock or other equity interests or Indebtedness, and (vi) any items not included in clauses (i) through (v) above which are treated as intangibles in conformity with GAAP.

          "Credit Agreement" shall be defined as in the recitals hereto.

          "Credit Support Arrangements" shall mean any Guaranty, letter of credit or other instrument or arrangement issued as support for the payment or performance obligations of a party under any Trading Arrangement.

          "Distribution" shall mean, in respect of any Person, (i) any payment of any dividends or other distributions with respect to the capital stock or other equity interests of such Person (except distributions in such capital stock or other equity interests) and (ii) any purchase, redemption or other acquisition or retirement for value of any capital stock or other equity interests of such Person or any Affiliate of such Person unless made contemporaneously from the net proceeds of the sale of capital stock or other equity interests.

          "EBITDA" shall mean, with respect to any Person for any period, the (i) income (or loss) before interest and taxes of such Person, plus (ii) to the extent deducted in determining such income (or loss), depreciation, amortization and other similar non-cash charges and reserves, minus (iii) to the extent recognized in determining such income (or loss), extraordinary gains (or losses), restructuring charges or other non-recurring items, plus (iv) to the extent deducted in determining such income (or loss), Lease Payment Obligations described in clause (iii) of the definition of "Lease Payment Obligations".

          "Equity Funding Arrangement" shall mean (i) an agreement to provide a capital contribution to or other equity investment in any Asset Company or Investment Vehicle in connection with any Project Financing Facility, (ii) a Guaranty, letter of credit or other similar arrangement with respect to any obligations of any Asset Company or Investment Vehicle under a Project Financing Facility, (iii) a Guaranty of any Investment Vehicle's obligation to make a capital contribution to or other equity investment in any Asset Company or Investment Vehicle in connection with a Project Financing Facility or (iv) a Guaranty, letter of credit or other similar arrangement to support any of the obligations or arrangements described in clauses (i) through (iii) hereof.

          "Equity Non-Payment Event" shall mean a failure by the Borrower, for any reason, to pay when due any of the Guaranteed Obligations.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

          "ERISA Event" shall mean (i) the Guarantor or any of its Subsidiaries shall fail to pay when due an amount or amounts aggregating in excess of $15,000,000 which it shall have become liable to pay under Title IV of ERISA; or (ii) notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by the Guarantor or any of its Subsidiaries, any plan administrator or any combination of the foregoing; or (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or (iv) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or (v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause the Guarantor or any of its Subsidiaries to incur a current payment obligation in excess of $15,000,000; or (vi) receipt by the Guarantor or any of its Subsidiaries of notice from one or more Multiemployer Plans of intent to terminate or that it is insolvent or in reorganization (within the meaning of Section 4241 or 4245 of ERISA, as applicable) which termination, insolvency or reorganization, individually or together with other such events, could cause the Guarantor and/or any of its Subsidiaries, individually or in the aggregate, to incur a current payment obligation in excess of $15,000,000; or (vii) the Guarantor or any of its Subsidiaries shall engage in one or more non-exempt "prohibited transactions" (as defined in Section 406 of ERISA or Section 4975 of the Code) which could result in a current payment obligation of the Guarantor and/or any of its Subsidiaries individually or in the aggregate, in an amount or amounts aggregating in excess of $15,000,000; or (viii) the occurrence of any event or series of events of which the nature described in clauses (i) through (vii) with respect to any Plan or Multiemployer Plan which, individually or in the aggregate, could result in a liability to the Guarantor and/or any of its Subsidiaries, individually or in the aggregate, in an amount or amounts aggregating in excess of $50,000,000.

          "ET Credit Agreements" shall mean (i) the $25,000,000 Credit Agreement, dated as of November 13, 1998, as amended, between PG&E Energy Trading Gas Corporation, PG&E Energy Trading, Canada Corporation, ET Holdings, PG&E Energy Trading Power, L.P. and Bank of Montreal and (ii) the $35,000,000 Credit Agreement, dated as of November 13, 1998, between PG&E Energy Trading—Gas Corporation, PG&E Energy Trading, Canada Corporation, PG&E Energy—Trading Power Holdings Corporation, PG&E Energy Trading Power, L.P. and The Chase Manhattan Bank, as each may be amended, modified or supplemented from time to time.

          "ET Holdings" shall mean PG&E Energy Trading Holdings Corporation, a California corporation.

          "Federal Reserve System" shall mean the Federal Reserve System of the United States of America.

          "Financed Subsidiary" shall mean any direct or indirect Subsidiary of the Guarantor that is financed with Indebtedness of such Subsidiary.

          "Financial Officer" of any Person shall mean the chief financial officer, principal accounting officer, treasurer, associate or assistant treasurer, or any responsible officer analogous to the foregoing or designated by the one of the foregoing Persons, of such Person.

          "Fitch" shall mean Fitch, Inc.

          "Fixed Charges" shall mean, with respect to the Guarantor for any period, the sum, without duplication, of (i) the aggregate amount of interest expense and commitment and other fees with respect to Funded Indebtedness of the Guarantor Scheduled to be Paid for such period, including (A) the net costs under Swaps, (B) all capitalized interest, (C) the interest portion of any deferred payment obligation and (D) the Lease Payment Obligations of the Guarantor Scheduled to be Paid by the Guarantor during such period, and (ii) the aggregate amount of all mandatory scheduled payments (whether designated as payments or prepayments) and scheduled sinking fund payments with respect to principal of any Funded Indebtedness of the Guarantor, including payments in the nature of principal under Lease Obligations, provided that with respect to any Funded Indebtedness of the Guarantor consisting of Equity Funding Arrangements, "Fixed Charges" shall not include any of the foregoing enumerated items to the extent paid by a Subsidiary of the Guarantor (so long as the funds used to make such payments were not provided by the Guarantor).

          "Funded Indebtedness" of a Person shall mean all Indebtedness of such Person (after intercompany eliminations), other than any Guaranty obligations that are not reasonably quantifiable under standard accounting practices as of the date of determination.

          "GAAP" shall mean generally accepted accounting principles, applied on a consistent basis.

          "Governmental Approvals" shall mean all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and notices and reports to all Governmental Authorities.

          "Government Authority" shall mean any Federal, state, county, municipal or other local governmental authority or judicial or regulatory agency, board, body, commission or instrumentality.

          "GTN" shall mean PG&E Gas Transmission, Northwest Corporation, a California corporation.

          "GTN Credit Agreements" shall mean (i) the $750,000,000 Indenture, dated as of May 22, 1995, between GTN and The First National Bank of Chicago, as trustee and (ii) the $100,000,000 Amended and Restated Credit Agreement and $50,000,000 364-Day Credit Agreement, each dated May 24, 1999, between GTN, the lenders party thereto and Citicorp USA, Inc., as administrative agent for such lenders, including any commercial paper supported by credit facilities made available under such credit agreements, as the same may be amended, modified or supplemented from time to time.

          "Guarantee and Agreement" shall be defined as in the preamble hereto.

          "Guaranteed Obligations" shall mean all obligations and liabilities of the Borrower under Sections 3.15.1 and 3.15.2 of the Credit Agreement (as such obligations and liabilities may be adjusted from time to time in accordance with the Credit Documents).

          "Guarantor" shall be defined as in the preamble hereto.

          "Guaranty" shall mean (a) a guaranty by a Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of the obligations of another Person; and (b) an agreement by a Person, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of the obligations of another Person (other than in respect of operating leases not otherwise included in the definition of "Lease Obligations"), whether by (i) the purchase of securities or obligations, (ii) the purchase, sale or lease of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the obligee of such obligation against loss, (iii) repayment of amounts drawn down by beneficiaries of letters of credit, (iv) the maintenance of working capital, equity capital, available cash or other financial statement condition so as to enable the primary obligor to pay Indebtedness; (v) the provision of equity or other capital under or in respect of equity or other capital subscription arrangements, (vi) the supplying of funds to or investing in a Person on account of all or any part of such Person's obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation or (vii) the placing of any Lien on property (including, without limitation, accounts and contract rights) of a Person to secure another Person's Indebtedness.

          "Incipient NEG Trigger Event" shall mean any condition or event which, with notice or lapse of time or both, would become a NEG Trigger Event.

          "Indebtedness" of any Person shall mean (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such property), (v) all Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person under any issued and outstanding acceptance, letter of credit or similar instruments, (vii) all obligations of such Person to redeem or purchase any capital stock of such Person which is mandatorily redeemable, (viii) all Swaps of such Person and (ix) any Guaranty of such Person with respect to liabilities of the type described in clauses (i) through (viii) hereof.

          "Investment" shall mean the acquisition of any interest in any Person or property, a loan or advance to any Person or other arrangement for the purpose of providing funds or credit to any Person, a capital contribution in or to any Person, or any other investment in any Person or property, or any Guaranty of any of the foregoing.

          "Investment Vehicle" shall mean each Subsidiary of the Guarantor which is organized solely to acquire, make or hold one or more Investments in an Asset Company or Asset Companies, either directly or indirectly through one or more other Investment Vehicles.

          "Lease Obligations" shall mean, without duplication, (i) any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes and (ii) the present value, determined using a discount rate equal to the incremental borrowing rate (as defined in Statement of Financial Accounting Standards No. 13) of the Person incurring such obligations, of rent obligations under leases of electric generating assets or natural gas pipelines and related facilities.

          "Lease Payment Obligations" shall mean, with respect to any Person for any period, (i) the interest component of all Lease Obligations of such Person that are described in clause (i) of the definition of "Lease Obligations" and that are Scheduled to be Paid during such period, plus (ii) the principal portion of all Lease Obligations of such Person that are described in clause (i) of the definition of "Lease Obligations" that are Scheduled to be Paid during such period, plus (iii) all rent payment obligations relating to Lease Obligations of such Person described in clause (ii) of the definition of "Lease Obligations" and that are Scheduled to be Paid during such period.

          "LC Bank" shall be defined as in the recitals hereto.

          "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset or any interest or title of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "Material Adverse Effect" shall mean a materially adverse change in (a) the business, assets, property or condition (financial or otherwise) or operations of the Guarantor and its Subsidiaries taken as whole, or (b) the ability of the Guarantor to perform its obligations under this Guarantee and Agreement.

          "Material Plan" shall mean any Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000.

          "Minimum Consolidated Net Worth" shall mean US$1.8 billion.

          "Minimum Non-Trading Consolidated Net Worth" shall mean US$1.4 billion.

          "Moody's" shall mean Moody's Investors Service, Inc.

          "Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Guarantor or any of its Subsidiaries is making, or accruing an obligation to make, contributions, or has within any of the preceding six years made, or accrued an obligation to make, contributions.

          "NEG/ET Letter of Credit Facilities" shall mean a letter of credit facility entered into by ET Holdings, any of its Subsidiaries and/or the Guarantor in an aggregate amount not to exceed $500,000,000, as the same may be amended, modified or supplemented from time to time.

          "NEG Downgrade Event Provision" shall mean any provision in any Equity Funding Arrangement (excluding the Credit Documents) or Other NEG Guarantee that requires the funding of equity contribution obligations, the posting of credit support or the satisfaction of other obligations upon the occurrence of a downgrade in the credit ratings for the Guarantor.

          "NEG Downgrade Funding Date" shall mean any date prior to the NEG Guarantee Release Date upon which, as a result of a downgrade of the credit ratings for the Guarantor, one or more payment demands are received by the Guarantor under Equity Funding Arrangements (excluding the Credit Documents) and/or Other NEG Guarantees demanding the payment, in the aggregate, of amounts in excess of $100,000,000.

          "NEG Downgrade Ratio Date" shall mean: (a) any date prior to the NEG Guarantee Release Date upon which, as a result of a downgrade of the credit ratings for the Guarantor, either of the following events shall occur: (i) the Guarantor shall agree to make payments and/or satisfy other funding arrangements in each case under Equity Funding Arrangements (excluding the Credit Documents) and/or Other NEG Guarantees that, in the aggregate, exceed $150,000,000, notwithstanding that no formal payment demands have been made; or (ii) the Guarantor shall agree to post guarantees, letters of credit and/or other forms of credit support under Equity Funding Arrangements (excluding the Credit Documents) and/or Other NEG Guarantees that, in the aggregate, exceed $150,000,000; and (b) any date prior to the NEG Guarantee Release Date which is 30 days after the occurrence of an Inchoate NEG Downgrade Event pursuant to clause (i) of the definition thereof, unless such Inchoate NEG Downgrade Event is no longer continuing.

          "NEG Guarantee Release Date" shall mean the earliest of (i) the date on which the Guaranteed Obligations have been paid in full and the Borrower has no remaining obligations under Sections 3.15.1 and 3.15.2 of the Credit Agreement, and (ii) the date on which this Guarantee and Agreement terminates in accordance with Section 2.07(b) hereof.

          "NEG LLC" shall mean PG&E National Energy Group, LLC, a Delaware limited liability company.

          "NEG Trigger Event" shall mean any of the events set forth in Section V of this Guarantee and Agreement.

          "Non-Trading Consolidated Net Worth" shall mean, as of any date of determination thereof, the amount which would be reflected as stockholders' equity upon a consolidated balance sheet of the Guarantor (but excluding any portion thereof attributable to (i) Unrestricted Subsidiaries or (ii) ET Holdings or any Subsidiary thereof) excluding other comprehensive income arising from the accounting treatment of hedging and mark-to-market transactions.

          "Original Credit Agreement" shall be defined as in the recitals hereto.

          "Original Guarantee and Agreement" shall be defined as in the recitals hereto.

          "Other NEG Guarantees" shall mean (i) the Guarantee and Agreement, dated as of April 6, 2001, made by the Guarantor in favor of Citibank, N.A., for the benefit of the lenders and investors under the Participation Agreement, dated as of August 28, 1999, among Lake Road Generating Company, L.P., Lake Road Trust Ltd., Wilmington Trust Company, the Lenders party thereto, the Tranche A Banks party thereto, the Investors party thereto and Citibank, N.A. (as amended by the Omnibus Restructuring Agreement, dated as of April 6, 2001, among the same parties and other parties thereto), (ii) the Guarantee and Agreement, dated as of April 6, 2001, delivered by the Guarantor in favor of Citibank, N.A., for the benefit of the lenders and investors under the Participation Agreement, dated as of March 7, 2001, among La Paloma Generating Company, LLC, La Paloma Generating Trust Ltd., Wilmington Trust Company, the Lenders party thereto, the Investors party thereto and Citibank, N.A., and (iii) the Guarantee and Agreement, dated as of May 29, 2001, delivered by the Guarantor in favor of Société Générale, for the benefit of the lenders under the Credit Agreement, dated as of May 29, 2001, among PG&E National Energy Group Construction Company, LLC, the lenders party thereto and Société Générale.

          "Parent" shall mean PG&E Corp.

          "Payment Demand" shall mean the payment demand in the form of Exhibit A.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Permitted Encumbrances" shall mean, as to any Person at any date, any of the following:

              (i)  Liens for taxes, assessments or governmental charges not then delinquent, and Liens for taxes, assessments or governmental charges then delinquent but the validity of which is being contested at the time by such Person in good faith and for which adequate reserves have been established in accordance with GAAP, and (ii) Liens incurred or created in connection with or to secure the performance of bids, tenders, contracts (other than for the payment of money), leases, statutory obligations, surety bonds or appeal bonds, and carriers', warehousemen's, mechanics' or materialmen's Liens, assessments or similar encumbrances incurred in the ordinary course of business;

            (ii)  easements, restrictions, exceptions or reservations in any property and/or rights of way of such Person for the purpose of roads, pipe lines, substations, transmission lines, transportation lines, distribution lines, removal of oil, gas, lignite, coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, rights of way, facilities and/or equipment, and defects, irregularities and deficiencies in titles of any property and/or rights of way, which do not individually or in the aggregate materially impair the use or value of such property and/or rights of way for the purposes for which such property and/or rights of way are held by such Person;

            (iii)  rights reserved to or vested in any municipality or public authority to use, control or regulate any property of such Person;

            (iv)  any obligations or duties, affecting the property of such Person, to any municipality or public authority with respect to any franchise, grant, license or permit;

            (v)  any judgment Lien against such Person securing a judgment for an amount not exceeding $50,000,000, so long as the finality of such judgment is being contested by appropriate proceedings conducted in good faith and execution thereon is stayed;

            (vi)  any Lien arising by reason of deposits with or giving of any form of security to any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, for any purpose at any time as required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable such Person to maintain self-insurance or to participate in any fund for liability on any insurance risks or in connection with workers' compensation, unemployment insurance, old age pensions or other social security or to share in the privileges or benefits required for companies participating in such arrangements; or

          (vii)  any landlords' Lien on fixtures or movable property located on premises leased by such Person in the ordinary course of business so long as the rent secured thereby is not in default.

          "Permitted Sale/Leaseback Transactions" shall mean (i) Sale/Leaseback transactions by any Restricted Subsidiary or Asset Company, entered into on or prior to the date of this Guarantee and Agreement and identified on Schedule 1.01A and (ii) one or more Sale/Leaseback transactions entered into by any Asset Company in connection with or as part of a Project Financing Facility entered into after the date of execution of this Guarantee and Agreement.

          "Permitted Subordinated Indebtedness" shall mean all unsecured Indebtedness of the Guarantor that shall have been subordinated to all Indebtedness of the Guarantor under this Guarantee and Agreement and otherwise containing terms and conditions set forth in Schedule 1.01B with respect to Indebtedness of the Guarantor to Affiliates of the Guarantor or in Schedule 1.01C with respect to Indebtedness of the Guarantor to non-Affiliates of the Guarantor.

          "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, governmental authority or any other entity.

          "PG&E" shall mean Pacific Gas & Electric Company, a California corporation.

          "PG&E Corp." shall mean PG&E Corporation, a California corporation.

          "PG&E Gen" shall mean PG&E Generating Company, LLC, a Delaware limited liability company.

          "PG&E Gen/NEG Credit Agreements" shall mean (i) the $1.25 Billion PG&E NEG Credit Agreement, including any commercial paper supported by credit facilities made available thereunder, (ii) the $10,000,000 Credit Agreement, dated as of December 14, 1999, between PG&E Gen and ABN AMRO Bank N.V., and (iii) the $1.00 Billion PG&E NEG Indenture, as each may be amended, modified or supplemented from time to time.

          "Plan" shall mean any employee pension benefit plan described under Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA that is maintained by the Guarantor or any of its Subsidiaries or with respect to which the Guarantor or any of its Subsidiaries could have liability under Section 4069 of ERISA.

          "Project Financing Facility" shall mean any loan, note purchase agreement, indenture, lease, credit agreement, reimbursement agreement, letter of credit or other facility pursuant to which an Asset Company or Investment Vehicle which directly or indirectly owns an Asset Company incurs Indebtedness, provided that any such Indebtedness is recourse only to (a) the assets of such Asset Company or any Asset Company which is a Subsidiary of such Asset Company, (b) the equity or ownership interests of such Asset Company or any Investment Vehicle which owns such Asset Company or (c) any Equity Funding Arrangements provided with respect to such Asset Company or Investment Vehicle or a Lien on any such Equity Funding Arrangements.

          "Projections" shall mean the Base Case Project Projections delivered pursuant to Sections 3.1.12 and 3.2.20 of the Credit Agreement.

          "Ratio of Cash Flow to Fixed Charges" shall mean, as of the end of each fiscal quarter of the Guarantor, the ratio of (a) Cash Flow Available for Fixed Charges of the Guarantor for the period of four consecutive fiscal quarters ending on, or most recently ended prior to, such date to (b) Fixed Charges of the Guarantor for such period, excluding from the calculation of Fixed Charges all Trading Arrangements and Credit Support Arrangements.

          "Ratio of Debt to Capitalization" shall mean, as of any date, the ratio of the aggregate principal amount of Funded Indebtedness of the Guarantor and PG&E Gen to the Total Capitalization of the Guarantor (excluding from the calculation of Funded Indebtedness all Trading Arrangements, Credit Support Arrangements and Swaps); provided that any Equity Funding Arrangements shall only be included in Funded Indebtedness in an amount equal to the lesser of (x) the maximum amount that would be payable under such Equity Funding Arrangements (assuming a drawing is permissible as of the date of determination) and (y) the amount outstanding under any underlying Indebtedness to which any payment under such Equity Funding Arrangements would be applied (assuming such Indebtedness were due and payable as of the date of determination).

          "Refinanceable Facilities" has the meaning ascribed thereto in Section 4.12(a).

          "Repurchase Agreement" shall mean any written agreement:

              (i)  that provides for (i) the transfer of one or more United States or Canadian Governmental Securities or any security issued by a U.S. agency or instrumentality in an aggregate principal amount at least equal to the amount of the Transfer Price (defined below) to the Guarantor or any Restricted Subsidiary from a financial institution that is (1) a member of the Federal Reserve System having a minimum of US$20 billion in assets, and (2) has commercial paper rated at least A-1 by S&P, at least F1 by Fitch or at least P-1 by Moody's, against a transfer of funds (the "Transfer Price") by the Guarantor or such Restricted Subsidiary to such financial institution and (ii) a simultaneous agreement by the Guarantor or such Restricted Subsidiary, in connection with such transfer of funds, to transfer to such financial institution the same or substantially similar United States or Canadian Governmental Securities or any security issued by a U.S. agency or instrumentality for a price not less than the Transfer Price plus a reasonable return thereon at a date certain not later than 180 days after such transfer of funds,

            (ii)  in respect of which the Guarantor or such Restricted Subsidiary shall have the right, whether by contract or pursuant to applicable law, to liquidate such agreement upon the occurrence of any default thereunder, and

            (iii)  in connection with which the Guarantor or such Restricted Subsidiary, or an agent thereof, shall have taken all action required by applicable law or regulations to perfect a Lien in such United States or Canadian Governmental Securities or any security issued by a U.S. agency or instrumentality.

          "Responsible Officer" of the Guarantor, shall mean any president or senior vice president of the Guarantor.

          "Restricted Subsidiary" shall mean any Subsidiary of the Guarantor that is not (x) an Asset Company, (y) an Investment Vehicle or (z) an Unrestricted Subsidiary.

          "S&P" shall mean Standard & Poor's Ratings Service, a division of McGraw Hill Companies, Inc.

          "Sale/Leaseback" shall mean any lease whereby any Person becomes or remains liable as lessee or as guarantor or other surety of any property, whether now owned or hereafter acquired, that such Person has sold or transferred or is to sell or transfer to any other Person (other than any Subsidiary of such Person), as part of a financing transaction to which such Person is a party, in contemplation of leasing such property to such Person.

          "Scheduled to be Paid" shall mean, with respect to any liability or expense for any period, the amount of such liability or expense scheduled to be paid during such period or the amount of such liability or expense that would have been scheduled to be paid during such period had the payment schedule with respect to such liability or expense been divided equally into successive periods having a duration equal to the duration of such period.

          "Subsidiary" shall mean, with respect to any Person (the "Parent"), any corporation or other entity of which sufficient securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Parent.

          "Substitute Credit Support Amount" shall mean, as of the date any Substitute Credit Support Instrument is provided, the then current Available Equity Commitment, provided that such Substitute Credit Support Instrument shall be structured such that the amount available thereunder adjusts in accordance with changes in the Available Equity Commitment.

          "Substitute Credit Support Instrument" shall mean either (a) an irrevocable letter of credit issued in form and substance satisfactory to the Administrative Agent in its reasonable judgment and from a bank or trust company with a combined capital and surplus of at least $1,000,000,000 whose unsecured senior long term debt is rated at least "A" by S&P and "A2" by Moody's; provided that such letter of credit shall contain provisions that authorize a draw on such letter of credit in the event that (i) either (A) there is a downgrade in the credit rating of the issuer of such letter of credit to below the level specified above or (B) such issuer is no longer rated by both S&P and Moody's and such letter of credit is not replaced with a Substitute Credit Support Instrument within thirty (30) days after such event, (ii) such letter of credit is not replaced or renewed by no later than fifteen (15) Business Days prior to its date of expiration or (iii) an Equity Non-Payment Event shall have occurred and be continuing and the Guaranteed Obligations are then due and payable or (b) a Guaranty in form and substance satisfactory to, and issued by a Subsidiary of the Guarantor acceptable to, each Bank in its sole discretion.

          "Swaps" shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. The amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

          "Total Capitalization" shall mean, with respect to the Guarantor, the sum, without duplication, of (i) total common stock equity or analogous ownership interests of the Guarantor, (ii) preferred stock and preferred securities of the Guarantor, (iii) additional paid in capital or analogous interests of the Guarantor, (iv) retained earnings of the Guarantor, excluding other comprehensive income arising from accounting treatment of hedging and mark-to-market transactions and (v) the aggregate principal amount of Funded Indebtedness of the Guarantor and PG&E Gen.

          "Trading Arrangement" shall mean any transaction entered into by PG&E Energy Trading—Power, L.P., a Delaware limited partnership, PG&E Energy Trading Gas Corporation, a California corporation, or PG&E Energy Trading, Canada Corporation, an Alberta corporation, any other Restricted Subsidiary, Asset Company or Investment Vehicle, whether pursuant to master trading agreements or otherwise, for (1) the purchase and sale of energy, capacity, ancillary services and other energy or energy-related products, including transmission rights, environmental allowances and offsets and storage; (2) the purchase and sale of natural gas, coal, oil and other fuel, including transportation and storage rights; (3) the purchase and sale of fuel conversion services, including tolling arrangements; (4) the purchase and sale of any energy or energy-related derivatives, including weather derivatives; (5) hedging arrangements with respect to any of the foregoing and interest rate, foreign currency or credit exposure; or (6) any similar arrangements entered into in the ordinary course of business as conducted by such Persons or by other Persons in the energy trading, energy services, power generating, electric transmission or gas transmission and storage businesses (including technologies related to such businesses).

          "Unfunded Liabilities" shall mean, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Guarantor or any of its Subsidiaries to the PBGC or any other Person under Title IV of ERISA.

          "United States" or "U.S." or "US" shall mean the United States of America.

          "United States or Canadian Governmental Securities" shall mean securities issued, or fully guaranteed or insured by the United States or Canadian government.

          "Unrestricted Subsidiary" shall mean any Subsidiary of the Guarantor designated as such on the Closing Date, or, after the Closing Date, designated as such at the time of formation thereof or, if acquired by the Guarantor, at the time of acquisition thereof, but, in any such case, only if at such time (i) no NEG Trigger Event, Incipient NEG Trigger Event or NEG Downgrade Event has occurred and is continuing or would occur as a result thereof and (ii) such Subsidiary or any of its Subsidiaries does not own any capital stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Guarantor which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary.

          "USGenNE" shall mean USGen New England, Inc., a Delaware corporation and an indirect, wholly-owned Subsidiary of the Guarantor.

          "USGenNE Credit Agreement" shall mean the $100,000,000 Credit Agreement, dated as of September 1, 1998, as amended, among USGenNE, the lenders party thereto, The Chase Manhattan Bank, as competitive advance facility agent and as administrative agent for the lenders thereunder, and The Chase Manhattan Bank, as the issuer of letters of credit thereunder, the same may be amended, modified or supplemented from time to time.

        1.02.    Other Definitional Provisions.    The following rules of usage shall apply unless otherwise required by the context or unless otherwise specified herein:

          (a)  Definitions set forth herein shall be equally applicable to the singular and plural forms of the terms defined.

          (b)  References in any document to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits are references to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits in such document.

          (c)  The headings, subheadings and table of contents used herein are solely for convenience of reference and shall not constitute a part hereof nor shall they affect the meaning, construction or effect of any provision hereof.

          (d)  References to any Person shall include such Person, its successors and permitted assigns and transferees.

          (e)  Reference to any agreement means such agreement as amended, supplemented or otherwise modified from time to time in accordance with the applicable provisions thereof.

          (f)  References to any law includes any amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement thereof.

          (g)  The words "hereof," "herein", "hereto" and "hereunder" and words of similar import when used in this Guarantee and Agreement shall refer to this Guarantee and Agreement as a whole and not to any particular provision of this Guarantee and Agreement.

          (h)  References to "including" means including without limiting the generality of any description preceding such term and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

          (i)  Each of the parties to this Guarantee and Agreement and their counsel have reviewed and revised, or requested revisions to this Guarantee and Agreement, and the usual rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of this Guarantee and Agreement and any amendments hereto.

          (j)  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that for purposes of determining compliance with any covenant set forth herein, such terms shall be construed in accordance with GAAP as in effect on the date hereof applied on a basis consistent with the application used in preparing the Guarantor's audited financial statements.

SECTION II GUARANTEE

        2.01.    Guarantee; Payment.    (a) Subject to the terms herein, the Guarantor unconditionally guarantees to the Administrative Agent for the benefit of the Secured Parties, the prompt and complete payment when due of the Guaranteed Obligations. This is a guarantee of payment and not of collection.

          (b)  When and at such time as an Equity Non-Payment Event shall have occurred and be continuing, the Administrative Agent shall be entitled to make a Payment Demand to the Guarantor in accordance with Section 2.04 for the payment of all due and unpaid Guaranteed Obligations, subject to the provisions of Section 2.02. The Guarantor shall pay such Guaranteed Obligations to the Administrative Agent within five (5) Business Days of receipt of such Payment Demand.

          (c)  When and at such time as a NEG Trigger Event shall have occurred and be continuing, the Administrative Agent shall be entitled to make a Payment Demand for the payment of an amount equal to the then current Available Equity Commitment. The Guarantor shall pay such amount to the Administrative Agent within five (5) Business Days of receipt of such Payment Demand.

        2.02.    Extent of Liability.    The Guarantor's liability for the Guaranteed Obligations under this Guarantee and Agreement at any time is limited to then current Available Equity Commitment. Except as the same comprise Guaranteed Obligations under the Credit Documents, the Guarantor shall not be liable hereunder for special, consequential, exemplary, tort or other damages. The Guarantor agrees to pay all out-of-pocket expenses (including the reasonable fees and expenses of Administrative Agent's counsel) incurred for the enforcement of the rights of Administrative Agent hereunder; provided that the Guarantor shall not be liable for any such expenses if no payment in respect of the Guaranteed Obligations is due. Subject to reinstatement pursuant to Section 2.03, this Guarantee and Agreement shall remain in full force and effect until the NEG Guarantee Release Date unless otherwise terminated in writing by the Guarantor and the Administrative Agent.

        2.03.    Nature of Guarantee.    The Guarantor acknowledges and agrees that its guarantee obligations under this Guarantee and Agreement shall be construed as continuing, absolute and unconditional without regard to (a) the validity, regularity or enforceability of any Credit Documents, any of the Guaranteed Obligations or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or the Guarantor against the Administrative Agent or any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Guaranteed Obligations (other than payment or performance), in bankruptcy or in any other instance. The Guarantor's obligations hereunder with respect to any Guaranteed Obligations shall not be affected by the existence, validity, enforceability, substitution, perfection, or extent of any collateral for such Guaranteed Obligations. The Administrative Agent shall be entitled but shall not be obligated to file any claim relating to the Guaranteed Obligations owing to it if the Borrower becomes subject to a bankruptcy, reorganization or similar proceeding and the failure of the Administrative Agent to so file shall not affect the Guarantor's obligations hereunder. If any payment to the Administrative Agent made by the Borrower or the Guarantor with respect to any Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable therefor hereunder (and its obligations reinstated hereunder if previously terminated) with respect to such Guaranteed Obligations as if such payment had not been made. The Guarantor reserves the right to assert defenses that the Borrower may have under the Credit Documents to payment of any Guaranteed Obligation other than

(i) defenses arising from the bankruptcy, insolvency, incapacity, liquidation or dissolution of the Borrower, and (ii) defenses arising out of the matters described above in this Section 2.03 or any other circumstance or event that might otherwise constitute a legal or equitable discharge of a guarantor or a surety generally.

        2.04.    Demands and Notice; Application of Proceeds.    (a) A Payment Demand shall be sufficient notice to the Guarantor to pay under this Guarantee and Agreement. The Guarantor shall make all payments of amounts owing pursuant to this Guarantee and Agreement by wire transfer of immediately available funds to the account specified by the Administrative Agent in the Payment Demand. Notices under this Guarantee and Agreement shall be deemed received if sent to the address specified below: (i) on the day received if served by overnight express delivery, (ii) on the next Business Day if served by facsimile transmission when sender has machine confirmation that facsimile was transmitted to the correct fax number listed below, and (iii) four Business Days after mailing if sent by certified, first class mail, return receipt requested. Any party may change its address to which notice is given hereunder by providing notice thereof in accordance with this Section 2.04.

To the Guarantor:	PG&E National Energy Group, Inc. 7500 Old Georgetown Road, 13th floor Bethesda, MD 20814 Attention: General Counsel Fax: 301.280.6913
To the Administrative Agent:	Société Générale 1221 Avenue of the Americas, 11th Floor New York, NY 10020 Attention: Robert Preminger Fax: 212.278.6136/6148 Tel: 212.278.5703

          (b)  The Administrative Agent shall apply the proceeds of any payment made hereunder to the Administrative Agent in accordance with Article IV of the Depositary Agreement and the other provisions of the Credit Documents.

        2.05.    Consent to Modifications, Waivers.    The Administrative Agent and the Borrower may mutually agree to modify the Credit Documents, extend the time of payment or otherwise modify the terms of payment of any of the Guaranteed Obligations, without in any way impairing or affecting this Guarantee and Agreement. The Administrative Agent may resort to the Guarantor for payment of any of the Guaranteed Obligations, whether or not the Administrative Agent shall have resorted to any collateral security, or shall have proceeded against (or otherwise exhausted Administrative Agent's remedies against) the Borrower or any other obligor principally or secondarily obligated with respect to any of the Guaranteed Obligations. The Guarantor hereby waives demand (except in accordance with Sections 2.01 and 2.04), promptness, diligence (subject to any applicable statute of limitations), notice of acceptance of this Guarantee and Agreement, and also presentment, protest and notice of protest or dishonor of any evidences of obligations hereby guaranteed.

        2.06.    Subrogation.    The Guarantor waives any rights of subrogation or reimbursement from the Borrower or any other Person that may accrue to Guarantor with respect to the payment of any Guaranteed Obligation by Guarantor to Administrative Agent under this Guarantee and Agreement until the time that all Obligations (including the Guaranteed Obligations) have been indefeasibly paid in full, all Interest Rate Agreements have been terminated (unless otherwise provided therein) and all Commitments and other obligations of the Secured Parties under the Credit Documents have been terminated. Upon such full and indefeasible payment of all Obligations (including the Guaranteed Obligations), the termination of all Interest Rate Agreements (unless otherwise provided therein) and the termination of all Commitments and other obligations of the Secured Parties under the Credit Documents, the Guarantor shall be subrogated to the rights of the Administrative Agent and the Secured Parties against the Borrower, and the Administrative Agent agrees to take at Guarantor's expense such steps as the Guarantor may reasonably request to cause the implementation of such subrogation.

        2.07.    Substitute Credit Support.    Notwithstanding anything to the contrary set forth herein, the following provisions shall apply:

          (a)  At any time prior to the termination of the Guaranteed Obligations, the Guarantor may deliver or cause to be delivered to Administrative Agent a Substitute Credit Support Instrument with a stated amount at least equal to the Substitute Credit Support Amount in substitution for this Guarantee and Agreement in accordance with this Section 2.07.

          (b)  Upon delivery of a Substitute Credit Support Instrument together with a legal opinion satisfactory to the Administrative Agent that the delivery of such instrument would not constitute a preference in a bankruptcy of the Guarantor or, if no legal opinion is delivered with such Substitute Credit Support Instrument, upon the 91st day after the delivery of such Substitute Credit Support Instrument (so long as no bankruptcy, insolvency or other similar event has occurred with respect to the Guarantor), this Guarantee and Agreement shall terminate and the Guarantor shall be relieved of any liability hereunder. Within ten (10) days of the receipt of such Substitute Credit Support Instrument together with such legal opinion, if applicable, or on the 91st day after delivery of such Substitute Credit Support Instrument (so long as no bankruptcy, insolvency or other similar event has occurred with respect to the Guarantor), if applicable, the Administrative Agent shall return to the Guarantor this Guarantee and Agreement together with any certificate or other documentation reasonably requested by the Guarantor in order to confirm the cancellation of this Guarantee and Agreement.

SECTION III REPRESENTATIONS AND WARRANTIES

        The Guarantor represents and warrants to the Administrative Agent and each of the Secured Parties as of the Closing Date and on each Credit Event Date as follows (except to the extent that any representation or warranty hereunder is made with respect to an earlier date, in which case such representation and warranty shall be deemed to have been made on such earlier date):

        3.01.    Organization; Powers; Ownership of Property.    The Guarantor and each of its Subsidiaries (other than Unrestricted Subsidiaries) (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, except, with respect to such Subsidiaries, where the failure to be validly existing or in good standing is not reasonably likely to result in a Material Adverse Effect, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify is not reasonably likely to result in a Material Adverse Effect, (d) as to the Guarantor only, has the power and authority to execute, deliver and perform its obligations under this Guarantee and Agreement, and (e) owns and has good and marketable title to all of its properties and assets, subject to no Liens other than those permitted by Section 4.11 hereof, except where the failure to own or to have good and marketable title to such property or asset is not reasonably likely to result in a Material Adverse Effect.

        3.02.    Authorization.    The execution, delivery and performance by the Guarantor of this Guarantee and Agreement (a) have been duly authorized by all requisite corporate action on the part of the Guarantor, and (b) will not (i) violate (A) any provision of any law, statute, rule or regulation to which the Guarantor is subject, (B) the articles of incorporation or by-laws of the Guarantor, (C) any order of any Governmental Authority to which the Guarantor is subject, or (D) any material provision of any indenture, agreement or other instrument to which the Guarantor is a party or by which it or any of its property is or may be bound, which such violation is reasonably likely to result in a Material Adverse Effect, (ii) constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument, which such default is reasonably likely to result in a Material Adverse Effect or (iii) result in the creation or imposition of any Lien upon any property or assets of the Guarantor, which such Lien is reasonably likely to result in a Material Adverse Effect.

        3.03.    Enforceability.    This Guarantee and Agreement constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms except to the extent that enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

        3.04.    Financial Statements.    (a) The consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of December 31, 1999 and December 31, 2000, reported on by an independent public accountant of nationally recognized standing, and the related consolidated statements of income, retained earnings and cash flows for the fiscal periods then ended, copies of which have been delivered to the Administrative Agent, fairly presented in conformity with GAAP, the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods ending on such dates.

          (b)  The assumptions used in preparing the Projections were made in good faith and are reasonable as of the date of such Projections and as of the Closing Date.

          (c)  Since December 31, 2000, except as set forth in the Information Memorandum or in Schedule 3.04(c), there has been no development or condition that has had, or could reasonably be expected to result in, a Material Adverse Effect (assuming that the transactions contemplated by the Other NEG Guarantees shall have occurred).

        3.05.    Litigation.    Except as set forth on Schedule 3.05, there is no action, suit or proceeding pending against, or to the Actual Knowledge of the Guarantor threatened against or affecting, the Guarantor or any of its Subsidiaries (other than Unrestricted Subsidiaries) before any court or arbitrator or any governmental body, agency or official in which an adverse decision is reasonably likely to result in a Material Adverse Effect or call into question the enforceability of this Guarantee and Agreement.

        3.06.    Federal Reserve Regulations.    (a) Neither the Guarantor nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

          (b)  Not more than 25% of the value of the assets of the Guarantor is represented by Margin Stock.

        3.07.    Investment Company Act; Public Utility Holding Company Act.    (a) Neither the Guarantor nor any of its Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

          (b)  The Guarantor is not a "holding company" but is a "subsidiary company" and an "affiliate" of a "holding company", the Parent, that is exempt from all provisions, except Section 9(a)(2), of the Public Utility Holding Company Act of 1935, as amended, and the execution, delivery and performance by the Guarantor of this Guarantee and Agreement and its obligations hereunder do not violate any provision of such Act or any rule or regulation thereunder.

        3.08.    No Material Misstatements.    The reports, financial statements and other written information furnished by or on behalf of the Guarantor to the Administrative Agent or any Secured Party pursuant to or in connection with this Guarantee and Agreement do not contain, when taken as a whole, any untrue statement of a material fact and do not omit, when taken as a whole, to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect.

        3.09.    Taxes.    The Guarantor has filed or caused to be filed all Federal and material state and local tax returns which to its Actual Knowledge are required to be filed by it, and has paid or caused to be paid all material taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments the validity of which is being contested in good faith by appropriate proceedings and with respect to which appropriate accounting reserves have to the extent required by GAAP been set aside. Each Subsidiary of the Guarantor (other than any Unrestricted Subsidiary) has filed or caused to be filed all Federal and material state and local tax returns which to the Actual Knowledge of the Guarantor or such Subsidiary are required to be filed by such Subsidiary, and has paid or caused to be paid all material taxes shown to be due and payable on such returns or on any assessments received by it, other than the taxes the failure of which to pay or file a return with respect thereto is not reasonably likely to result in a Material Adverse Effect.

        3.10.    Employee Benefit Plans.    With respect to each Plan, the Guarantor and its Subsidiaries are in compliance in all material respects with the applicable provisions of ERISA and the Code and the final regulations and published interpretations thereunder. No ERISA Event has occurred that alone or together with any other ERISA Event has resulted or is reasonably likely to result in a Material Adverse Effect.

        3.11.    Governmental Approvals; Compliance with Law and Contracts.    Each of the Guarantor and each of its Subsidiaries (other than Unrestricted Subsidiaries) is in compliance with (a) and has obtained each Governmental Approval applicable to it in respect of this Guarantee and Agreement, the conduct of its business and the ownership of its property, each of which (i) is in full force and effect, (ii) is sufficient for its purpose without any material restraint or adverse condition and (iii) is not subject to any waiting period, further action on the part of any Governmental Authority or other Person, or stay or injunction, (b) all applicable laws relating to its business and (c) each indenture, agreement or other instrument to which it is a party or by which it or any of its property is or may be bound that is material to the conduct of its business, except in each such case for noncompliances which, and Governmental Approvals the failure to possess which, are not, singly or in the aggregate, reasonably likely to result in a Material Adverse Effect.

        3.12.    Environmental Matters.    Except as set forth in Schedule 3.12 or as set forth in or contemplated by the financial statements or other reports of the type referred to in Section 3.04 hereof and which have been delivered to the Administrative Agent on or prior to the date hereof, the Guarantor and each of its Subsidiaries (other than Unrestricted Subsidiaries) have complied in all material respects with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental or nuclear regulation or control, except to the extent that failure to so comply is not reasonably likely to result in a Material Adverse Effect. Except as set forth in or contemplated by such financial statements or other reports, neither the Guarantor nor any of its Subsidiaries (other than Unrestricted Subsidiaries) has received notice of any material failure so to comply, except where such failure is not reasonably likely to result in a Material Adverse Effect. Except as set forth in or contemplated by such financial statements or other reports, no facilities of the Guarantor or any of its Subsidiaries (other than Unrestricted Subsidiaries) are used to manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances similarly denominated, as those terms or similar terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution, or any nuclear fuel or other radioactive materials, in violation of any law or any regulations promulgated pursuant thereto, except to the extent that such violations, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect. Except as set forth in or contemplated by such financial statements or other reports, the Guarantor is aware of no events, conditions or circumstances involving environmental pollution or contamination that are reasonably likely to result in a Material Adverse Effect.

        3.13.    Ranking.    Under applicable laws in force on the date hereof, the claims and rights of the Administrative Agent under this Guarantee and Agreement in respect of the Guaranteed Obligations shall not be subordinate to, and shall rank at least pari passu in all respects with, the claims and rights of any other holders of unsecured Indebtedness of the Guarantor.

        3.14.    Unrestricted Subsidiaries.    All Unrestricted Subsidiaries designated as such on the date hereof are identified on Schedule 3.14.

        3.15.    Separateness from PG&E.    (a) The Guarantor has operated as a business entity separate and distinct in all relevant respects from PG&E Corp. and PG&E such that the Guarantor believes there exists no reasonable basis for a substantive consolidation of NEG LLC with either PG&E Corp. or PG&E in the event of a bankruptcy proceeding with respect to either of such Persons.

          (b)  Any transfer of assets or funds from PG&E Corp. or PG&E (either directly or through PG&E Corp.) to the Guarantor during the period from the date of the Guarantor's incorporation on December 18, 1998 until the date hereof (i) was for reasonably equivalent value, (ii) was received by the Guarantor in good faith and for value and (iii) to the knowledge of Guarantor, was made without intent to hinder, delay or defraud creditors of the transferor.

SECTION IV COVENANTS

        The Guarantor covenants and agrees with the Administrative Agent and the Secured Parties that, from and after the date of this Guarantee and Agreement until the Guaranteed Obligations are fully and indefeasibly paid (unless waived in accordance with Section 9.9 of the Credit Agreement):

        4.01.    Maintenance of Ownership.    The Guarantor shall continue (x) to own at least 50% of the equity ownership interests of, and (y) control the management and operations of, each of its Restricted Subsidiaries (except for certain Restricted Subsidiaries listed on Schedule 4.01); provided that (I) the Guarantor will in any event continue to own at least 80% of the equity ownership interests of ET Holdings and GTN, and (II) the Guarantor will continue to own at least 80% of the equity ownership interests of PG&E Gen; provided, further, that the Guarantor may wind up, dissolve or liquidate any Restricted Subsidiary (other than PG&E Gen, ET Holdings and GTN) without complying with the foregoing, so long as assets thereof are transferred or otherwise conveyed to another Restricted Subsidiary or the Guarantor.

        4.02.    Existence.    The Guarantor will, and will cause each of its Subsidiaries (other than Unrestricted Subsidiaries) to, do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and all rights, licenses, permits, franchises and authorizations necessary or desirable in the normal conduct of its business, except as otherwise permitted pursuant to Sections 4.01 (including Schedule 4.01) and 4.09, and in the case of any such Subsidiaries, except as such failure to so preserve or to keep its legal existence and such rights, licenses, permits, franchises or authorizations in full force and effect is not reasonably likely to result in a Material Adverse Effect.

        4.03.    Compliance with Law; Business and Properties.    The Guarantor will, and will cause each of its Restricted Subsidiaries to, comply with all applicable material laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the validity or applicability of such laws, rules, regulations or orders is being contested by appropriate proceedings in good faith or where such non-compliance is not reasonably likely to result in a Material Adverse Effect; comply with the terms of each indenture, agreement or other instrument to which it is a party and enforce all of its rights thereunder, except to the extent that noncompliance or failure to enforce is not reasonably likely to cause a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to take any such actions is not reasonably likely to result in a Material Adverse Effect.

        4.04.    Financial Statements, Reports, Etc.    The Guarantor will furnish to the Administrative Agent, which will promptly forward the same to each Bank:

          (a)  as soon as available and in any event within 120 days after the end of each fiscal year of the Guarantor, a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, to the extent available, all reported on by an independent public accountant of nationally recognized standing;

          (b)  as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Guarantor a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income for such quarter and for the portion of the Guarantor's fiscal year ended at the end of such quarter, and the related consolidated statement of cash flows for such quarter and for the portion of the Guarantor's fiscal year ended at the end of such quarter, in each case setting forth comparative figures for the previous dates and periods, to the extent available, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by a Financial Officer of the Guarantor;

          (c)  simultaneously with any delivery of each set of financial statements referred to in paragraphs (a) and (b) above, (i) an unconsolidated balance sheet of the Guarantor and the related unconsolidated statements of income, retained earnings and cash flows as of the same date and for the same periods applicable to the statements delivered pursuant to paragraph (a) or (b) above, as applicable, all certified (subject to normal year-end adjustments in the case of quarterly statements) as to fairness of presentation by a Financial Officer of the Guarantor and (ii) a certificate of a Financial Officer of the Guarantor (A) setting forth in reasonable detail the calculations required to establish whether the Guarantor was in compliance with the requirements of Section 4.15 on the date of such financial statements, and schedules setting forth all Indebtedness described in Section 4.12(o) that was incurred during the applicable period and (B) stating whether any NEG Trigger Event or Incipient NEG Trigger Event exists on the date of such certificate and, if any NEG Trigger Event or Incipient NEG Trigger Event then exists, setting forth the details thereof and the action which the Guarantor is taking or proposes to take with respect thereto;

          (d)  simultaneously with the delivery of each set of financial statements referred to in paragraph (a) above, a statement of the firm of independent public accountants which reported on such statements confirming the calculations set forth in the Financial Officer's certificate delivered simultaneously therewith pursuant to subsection (c) above;

          (e)  promptly upon a Responsible Officer of the Guarantor obtaining Actual Knowledge of the occurrence of any NEG Trigger Event or Incipient NEG Trigger Event, a certificate of a Financial Officer of the Guarantor setting forth the details thereof and the action which the Guarantor is taking or proposes to take with respect thereto;

          (f)    on or prior to the date of incurrence of any Indebtedness pursuant to Section 4.12(c) or (l) or the date of any Distribution pursuant to Section 4.14, (i) a certificate of a Financial Officer of the Guarantor setting forth in reasonable detail the calculations demonstrating compliance by the Guarantor with the applicable financial tests, together with the pro forma calculations referred to in the applicable Section, and copies of all financial statements and other supporting documents and reports, if any, upon which the Guarantor relied in making such calculations, and (ii) with respect to Section 4.12(c) and (l) only, written evidence of the confirmation of the rating agency ratings, to the extent such confirmation is required under Section 4.12 (c) or (l), as the case may be;

          (g)  (i) on or prior to the date hereof, copies of the PG&E Gen/NEG Credit Agreements, ET Credit Agreements, GTN Credit Agreements, and USGenNE Credit Agreements, in each case accompanied by a certificate of a Responsible Officer of the Guarantor stating that such copies are true and complete, and (ii) promptly upon any refinancing of the loans under any such facility, copies of the refinancing documents, accompanied by a certificate of a Responsible Officer of the Guarantor stating that such copies are true and complete;

          (h)  on each Credit Event Date, a certificate to the effect that the representations and warranties made by the Guarantor and contained in Section III hereof are true and correct in all material respects as of such date, except to the extent made with respect to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

          (i)    on any NEG Downgrade Ratio Date, assuming that all payments and other actions described in the definition of NEG Downgrade Ratio Date have been made or taken as of such date, a certificate of a Financial Officer of the Guarantor (i) setting forth in reasonable detail the calculations required to establish whether the Guarantor is in compliance with the requirements of Section 4.15 as of such date, and (ii) in the case of a NEG Downgrade Ratio Date described clause (a) of the definition thereof, including a representation and warranty that the Guarantor and its Subsidiaries (taken as a whole) have sufficient liquidity to satisfy all of the Guarantor's obligations under this Guarantee and Agreement as and when such obligations become due.

        4.05.    Insurance.    The Guarantor will, and will cause each of its Subsidiaries (other than Unrestricted Subsidiaries) to, maintain such insurance or self insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses except, in the case of any such Subsidiaries, where such failure to so maintain is not reasonably likely to result in a Material Adverse Effect.

        4.06.    Taxes, Etc.    The Guarantor will, and will cause each of its Subsidiaries (other than Unrestricted Subsidiaries) to, pay and discharge promptly when due all material taxes, assessments and governmental charges imposed upon it or upon its income or profits or in respect of its property, in each case before the same shall become delinquent or in default and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside except, in the case of any such Subsidiaries, where such failure to so pay or discharge is not reasonably likely to result in a Material Adverse Effect.

        4.07.    Maintaining Records; Access to Properties and Inspections.    The Guarantor will, and will cause each of its Restricted Subsidiaries to, maintain financial records in accordance with GAAP and, upon reasonable notice and at reasonable times, permit authorized representatives designated by the Administrative Agent to visit and inspect its properties, books and records and to discuss its affairs, finances and condition with its officers.

        4.08.    Risk Management Procedures.    The Guarantor will, and will cause each of its Restricted Subsidiaries to, maintain in effect prudent risk management procedures with respect to Trading Arrangements and Swaps.

        4.09.    Merger.    The Guarantor will not consolidate or merge with or into any Person, or sell, lease or otherwise transfer, in a single transaction or in a series of transactions, all or substantially all of its assets to any Person or Persons, unless (i) the surviving Person or transferee is formed under the laws of a State of the United States of America and assumes or is responsible by operation of law for all the Guaranteed Obligations and (ii) no NEG Trigger Event, Incipient NEG Trigger Event or NEG Downgrade Event shall have occurred or be continuing at the time of or after giving effect to such consolidation or merger or transfer.

        4.10.    Investments.    The Guarantor will not make any Investment, or permit any of its Restricted Subsidiaries to make any Investment, except:

          (a)  Investments in any Restricted Subsidiary, Investment Vehicle or Asset Company (or any Person that will become a Restricted Subsidiary, Investment Vehicle or Asset Company, as the case may be, upon the making of such Investment); or

          (b)  Investments (not otherwise permitted under this Section 4.10) existing on the date of execution of this Guarantee and Agreement which are identified on Schedule 4.10 or Schedule 4.13; or

          (c)  Investments permitted to be incurred as Indebtedness under Section 4.12; or

          (d)  (i) Investments made by any Restricted Subsidiary in the Guarantor or any Restricted Subsidiary in connection with the Guarantor's cash management program or (ii) Investments in Cash Equivalents; or

          (e)  Investments constituting "Equity Funding Arrangements" permitted hereunder; or

          (f)    Investments otherwise made by the Guarantor and its Restricted Subsidiaries in the ordinary course of business as conducted by the Guarantor or its Restricted Subsidiaries or by other Persons in the energy trading, energy services, power generation, electric transmission or gas transmission and storage businesses (including technologies related to such businesses); or

          (g)  Investments in connection with obligations in support of Trading Arrangements; or

          (h)  Investments in any Unrestricted Subsidiary with amounts which would otherwise be available for distribution in accordance with Section 4.14.

        4.11.    Liens.    The Guarantor will not create or assume or permit to exist any Lien, or permit any Restricted Subsidiary, Investment Vehicle or Asset Company to, create or assume or permit to exist any Lien, in respect of any of its property or assets of any kind (real or personal, tangible or intangible), except:

          (a)  Liens granted pursuant to Lease Obligations described in clause (i) of the definition of "Lease Obligations" and permitted by Section 4.12; or

          (b)  Liens on cash collateral securing Equity Funding Arrangements, Credit Support Arrangements, Investments or Indebtedness permitted hereunder; or

          (c)  Liens in favor of the administrative agent under the PG&E Gen/NEG Credit Agreements on funds in the "Cash Collateral Account" and on the "Cash Collateral Account" to secure the reimbursement obligations of PG&E Gen or the Guarantor, as the case may be, in respect of letters of credit as provided for in the PG&E Gen/NEG Credit Agreements; or

          (d)  Liens existing on the assets of any Person at the time such Person becomes a Subsidiary of the Guarantor; or

          (e)  Liens on the equity or ownership interests of any Asset Company or any Investment Vehicle which owns such Asset Company and Liens on any Equity Funding Arrangements securing the applicable Project Financing Facility; or

          (f)    Liens on any of the assets of any Asset Company or Investment Vehicle securing or in connection with the applicable Project Financing Facility; or

          (g)  Liens on any asset of the Guarantor or any Restricted Subsidiary incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving such asset, provided that such Lien attaches contemporaneously with, or within 12 months of, the purchase, construction or improvement of such asset; or

          (h)  Liens with respect to the assets of and membership interests or other equity interests in ET Holdings and its Subsidiaries to secure the NEG/ET Letter of Credit Facilities; or

          (i)    Other Liens (not otherwise permitted under this Section 4.11) existing as of the date of this Guarantee and Agreement and identified on Schedule 4.11; or

          (j)    Permitted Encumbrances; or

          (k)  without limiting the ability to incur Liens under the other subsections of this Section 4.11, extensions or renewals of any Lien otherwise permitted to be incurred under this Section 4.11 securing Indebtedness in an amount not exceeding the principal amount of, and accrued interest on, the Indebtedness secured by such Lien as so extended or renewed at the time of such extension or renewal; provided that such Lien shall apply only to the same property theretofore subject to the same and fixed improvements constructed thereon.

        4.12.    Indebtedness.    The Guarantor will not incur, create, assume or permit to exist Indebtedness, or permit any Restricted Subsidiary, Investment Vehicle or Asset Company to, incur, create, assume or permit to exist Indebtedness, except:

          (a)  Indebtedness under (i) the USGenNE Credit Agreements, the GTN Credit Agreements, the ET Credit Agreements and NEG/ET Letter of Credit Facilities (the "Refinanceable Facilities") and (ii) the PG&E Gen/NEG Credit Agreements and the other credit facilities entered into by the Guarantor or any Restricted Subsidiary prior to the date of this Guarantee and Agreement and identified on Schedule 4.12(a); provided, that this subsection (a) shall not be deemed to permit an amendment to the facilities referred to in this subsection (a) which has the effect of increasing the available commitments thereunder or, in the case of the PG&E Gen/NEG Credit Agreements, extending the maturity of the loans thereunder; or

          (b)  Lease Obligations (1) under leases for any office buildings in which the Guarantor or any of its Subsidiaries has or will have offices; (2) under leases for any equipment not to exceed $10,000,000 in the aggregate outstanding at any time; or (3) described in clause (i) of the definition thereof of the Guarantor and its Restricted Subsidiaries if, immediately after the incurrence of any such Lease Obligation, the outstanding aggregate principal amount of all such Lease Obligations (other than those Lease Obligations incurred under subsections (c), (j), (l) and (q) below) would not exceed 2% of Consolidated Tangible Net Assets; or

          (c)  Indebtedness of (i) any Asset Company under any Project Financing Facility or (ii) any Investment Vehicle under any Project Financing Facility; provided, that if any Asset Company owned (directly or indirectly) by such Investment Vehicle has incurred any Indebtedness under a Project Financing Facility, then such Investment Vehicle may only incur Indebtedness under a Project Financing Facility if (I)(x) after giving effect to such Indebtedness, the Ratio of Cash Flow to Fixed Charges of the Guarantor would not be less than 2.0:1.0, calculated on a pro forma basis to include such Indebtedness and related cash flows, (y) the Guarantor's senior unsecured long-term debt is, at the time of such incurrence, rated at least BBB by S&P and Baa2 by Moody's

  (or if ratings of such debt have not been issued by such rating agencies, such debt is impliedly rated by an issuer rating or indicative rating of at least BBB by S&P and Baa2 by Moody's), and (z) the Guarantor obtains a reaffirmation of such ratings from S&P and Moody's (taking into account the Indebtedness to be incurred by such Investment Vehicle under this Section 4.12(c)) or (II) such Investment Vehicle owns only one Asset Company and such Indebtedness is incurred in connection with a Project Financing Facility and the proceeds thereof are promptly invested in such Asset Company; or

          (d)  Trading Arrangements and Credit Support Arrangements, to the extent such arrangements constitute Indebtedness; or

          (e)  Indebtedness with respect to any securitization, receivables financing or similar transaction entered into by ET Holdings, GTN, USGenNE or any of their respective Subsidiaries; or

          (f)    Indebtedness not otherwise permitted under this Section 4.12, existing on the date of this Guarantee and Agreement and set forth on Schedule 4.12(f) or Schedule 4.13; or

          (g)  Indebtedness under any Swap; or

          (h)  Permitted Subordinated Indebtedness; or

          (i)    Indebtedness between any of the Guarantor, any Restricted Subsidiary, Investment Vehicle, any Asset Company or any Indebtedness under any short-term overdraft lines of credit or similar arrangements entered into in the ordinary course of business, in each case associated with the Guarantor's cash management program; or

          (j)    Indebtedness attributable to any Permitted Sale/Leaseback Transactions; or

          (k)  Any Guaranty constituting Indebtedness of the Guarantor or any Restricted Subsidiary, Investment Vehicle or Asset Company under clause (ix) of the definition of "Indebtedness" to the extent that the obligations covered by such Guaranty are not reasonably quantifiable under GAAP; or

          (l)    other Indebtedness of the Guarantor or any Restricted Subsidiary (other than PG&E Gen) incurred after the date of this Guarantee and Agreement, provided that (i) after giving effect to any such Indebtedness, the Ratio of Cash Flow to Fixed Charges of the Guarantor would not be less than 2.0:1.0 (calculated on a pro forma basis as of the end of the most recent fiscal quarter with respect to which financial statements of the Guarantor are available and assuming for such purpose that such Indebtedness was incurred one year prior to the end of such fiscal quarter and taking into account any related cash flows) and (ii) if such Indebtedness would constitute Indebtedness of a Restricted Subsidiary, no Asset Company, Investment Vehicle or Restricted Subsidiary owned directly or indirectly by such Restricted Subsidiary has Indebtedness outstanding which would otherwise be permitted under Section 4.12(a), (b)(3), (c), (h), (j), (l), (o) or (p); provided, further, that clause (ii) of this Section 4.12(l) will not be applicable if the Guarantor obtains a reaffirmation of the rating of its senior unsecured long-term debt of at least BBB by S&P and Baa2 by Moody's (or if ratings of such debt have not been issued by such rating agencies, such debt is impliedly rated by an issuer rating or indicative rating of at least BBB by S&P and Baa2 by Moody's) after taking into account the Indebtedness to be incurred by such Restricted Subsidiary and related cash flows; or

          (m)  Indebtedness of the Guarantor or any Restricted Subsidiary in respect of letters of credit or surety, performance or bid bonds used in the ordinary course of business not in excess of $25,000,000 in the aggregate outstanding at any time; or

          (n)  Indebtedness constituting intercompany loans (1) between the Guarantor and its Restricted Subsidiaries or between such Restricted Subsidiaries or (2) made by the Guarantor, any Restricted Subsidiary, any Investment Vehicle or any Asset Company to any Investment Vehicle or any Asset Company or (3) made by any Investment Vehicle to the Guarantor, any Restricted Subsidiary, or any other Investment Vehicle; or

          (o)  Equity Funding Arrangements; or

          (p)  without limiting the ability to incur Indebtedness under the other subsections of this Section 4.12, any refinancing of any Indebtedness permitted under Section 4.12(f) and under the Refinanceable Facilities, provided that either (i) (x) the average life of any refinanced Indebtedness shall not be less than the average life of the Indebtedness so refinanced (plus fees and expenses, including any premium or defeasance costs, of such refinancing), taking into account the prepayment or repayment of a portion of any such Indebtedness, and (y) the principal amount of the refinanced Indebtedness shall not exceed the principal amount plus accrued interest thereon of the Indebtedness so refinanced, or (ii) the Guarantor shall demonstrate pro forma compliance with the financial ratio described in Section 4.12(l) above; or

          (q)  Indebtedness of any Subsidiary of the Guarantor existing at the time such Person becomes a Subsidiary of the Guarantor (except for any such Indebtedness of such Subsidiary incurred in contemplation of or to finance the acquisition of such Subsidiary).

        4.13.    Transactions with Affiliates.    The Guarantor will not enter into, or permit any Restricted Subsidiary, Investment Vehicle or Asset Company to enter into, any transaction with any Affiliate of the Guarantor (other than the Guarantor, any Subsidiary of the Guarantor, any Investment Vehicle and any Asset Company), except:

          (a)  transactions with such Affiliates upon fair and reasonable terms which are no less favorable to the Guarantor than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of the Guarantor;

          (b)  management, operating, sharing or other similar services arrangements, or promissory notes, between and among the Guarantor, its Subsidiaries and its other Affiliates either existing on the date hereof and described on Schedule 4.13, other than in the case of promissory notes, or entered into after the date hereof on commercially reasonable terms;

          (c)  tax sharing arrangements between the Guarantor and PG&E Corp. approximating the tax position that the Guarantor would be in if it were not part of PG&E Corp.'s consolidated group, as determined by the management of the Guarantor in its reasonable business judgment or such other arrangements as may be approved by the Banks prior to the date hereof; or

          (d)  paying or declaring any Distribution to the extent permitted under Section 4.14.

        The provisions of this Section 4.13 shall not apply to (i) transactions between the Guarantor or any of its Subsidiaries, on the one hand, and any employee of the Guarantor or any of its Subsidiaries, on the other hand, that are approved by the Board of Directors of the Guarantor or any committee of the Board of Directors and (ii) the payment of reasonable and customary regular fees to directors of the Guarantor or any Subsidiary of the Guarantor.

        4.14.    Distributions.    The Guarantor will not declare or make any Distribution if (a) an NEG Trigger Event, Incipient NEG Trigger Event or NEG Downgrade Event has occurred and is continuing or shall occur after giving effect to such Distribution, (b) the Ratio of Cash Flow to Fixed Charges of the Guarantor determined as of the end of the immediately preceding fiscal quarter was not at least 2.0:1.0 or (c) the Guarantor fails to satisfy the requirements of the test set forth in Section 4.15(b), or the Guarantor fails to have a Consolidated Net Worth of at least $2.15 billion, in each case calculated on a pro forma basis as of the end of the most recent fiscal period with respect to which financial statements of the Guarantor are available (assuming such Distribution and all material events with respect to the Guarantor and its Subsidiaries which occurred after the end of such fiscal period had occurred on the last day of such fiscal period); provided that the Guarantor may declare and make Distributions of assets of or equity ownership interests in any Unrestricted Subsidiary at any time without complying with the foregoing.

        4.15.    Financial Covenants.    (a) The Guarantor shall not, as of (x) the end of each fiscal quarter or any NEG Downgrade Ratio Date described in clause (b) of the definition thereof, permit the Ratio of Cash Flow to Fixed Charges to be less than 1.5:1.0, and (y) any NEG Downgrade Ratio Date described in clause (a) of the definition thereof, permit the Ratio of Cash Flow to Fixed Charges to be less than 2.0:1.0.

          (a)  The Guarantor shall not, as of (x) the end of each fiscal quarter and (y) any NEG Downgrade Ratio Date, permit the Ratio of Debt to Capitalization to be greater than 0.6:1.0.

          (b)  The Guarantor shall not, (x) at the end of each fiscal quarter and (y) on any NEG Downgrade Ratio Date, permit (i) Consolidated Net Worth to be less than the Minimum Consolidated Net Worth and (ii) Non-Trading Consolidated Net Worth to be less than the Minimum Non-Trading Consolidated Net Worth.

        Any calculation made pursuant to this Section 4.15 on a NEG Downgrade Ratio Date shall be made (1) as of the end of the month immediately preceding such NEG Downgrade Ratio Date and (2) with the assumption that all payments and other actions described in the definition of NEG Downgrade Ratio Date have been made or taken as of such date.

        4.16.    Separateness from PG&E Corp.    The Guarantor shall (i) maintain adequate capital in light of the business in which it is engaged; (ii) maintain books and corporate records separate from PG&E Corp. and PG&E; (iii) not commingle assets with PG&E Corp. or PG&E; and (iv) conduct business in its own name and hold itself out as separate from PG&E Corp. and PG&E. The Guarantor shall promptly notify the Administrative Agent upon a Responsible Officer of the Guarantor obtaining Actual Knowledge that a creditor of PG&E Corp. or of PG&E has made a claim or filing in writing seeking the substantive consolidation of NEG LLC in any bankruptcy proceeding of PG&E Corp. or of PG&E.

        4.17.    Asset Sales.    Except for the sale of all or substantially all of the assets of the Guarantor pursuant to Section 4.09, and other than assets required to be sold to conform with government regulations, the Guarantor shall not, and shall cause its Subsidiaries not to, sell or otherwise dispose of any assets (other than short-term, readily marketable investments purchased for cash management purposes with funds not representing the proceeds of other asset sales) if, on a pro forma basis, the aggregate net book value of all such sales during the most recent 12-month period would exceed 10% of Consolidated Tangible Net Assets computed as of the end of the most recent quarter preceding such sale; provided, however, that any such sales shall be disregarded for purposes of this 10% limitation if the proceeds are invested in assets in the Guarantor's business in the energy trading, energy services, power generation, electric transmission or gas transmission and storage businesses or in similar or related lines of business; and provided, further, that the Guarantor may sell or otherwise dispose of assets in excess of such 10% limitation if the proceeds from such sales or dispositions, which are not reinvested as provided above, are retained by the Guarantor as cash or Cash Equivalents or are used by the Guarantor to purchase and retire notes or Indebtedness ranking pari passu in right of payment to the Guaranteed Obligations or Indebtedness of the Guarantor's Subsidiaries. (For the avoidance of doubt, any sale of assets otherwise permitted by this Section 4.17 shall not be permitted if such sale would result in a violation of any other provision of this Guarantee and Agreement.)

        4.18.    NEG Downgrade Event Provisions.    (a) Unless similar provisions are contained or incorporated in this Guarantee and Agreement, the Guarantor shall not enter into any Equity Funding

Arrangement (other than the Credit Documents and the Other NEG Guarantees) that contains a NEG Downgrade Event Provision that results in such Equity Funding Arrangement (taken as a whole with its related credit documents) being materially more favorable to the lenders and/or investors thereunder than this Guaranty and Agreement is to the Secured Parties.

          (b)  Unless similar provisions are incorporated in this Guarantee and Agreement, the Guarantor shall not enter into any amendment to an Other NEG Guarantee made in connection with the modification or elimination of a NEG Downgrade Event Provision that results in such Other NEG Guarantee (taken as a whole with its related credit documents) being materially more favorable to the lenders and/or investors thereunder than this Guaranty and Agreement is to the Secured Parties.

SECTION V NEG TRIGGER EVENTS

        5.01.    NEG Trigger Events.    The following shall constitute NEG Trigger Events:

          (a)  a NEG Downgrade Funding Date shall occur; or

          (b)  any representation or warranty made or deemed made by the Guarantor in or in connection with the execution and delivery of this Guarantee and Agreement shall prove to have been false or misleading in any material respect when so made, deemed made or furnished; or

          (c)  the Guarantor shall default in any material respect in the due observance or performance of any agreement contained in Section 4.01, Section 4.04(i), Section 4.09, Section 4.14 or Section 4.15; or

          (d)  the Guarantor shall default in any material respect in the due observance or performance of any covenant, condition or agreement contained in this Guarantee and Agreement (other than those specified in 5.01(c) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent; or

          (e)  the Guarantor or any Restricted Subsidiary shall default in respect of any Indebtedness or default in its obligations to make payments when due under any Equity Funding Arrangements which at the time have an aggregate principal amount outstanding or, in the case of Equity Funding Arrangements, due and unpaid, in excess of $50,000,000, and as a result thereof such Indebtedness shall have been accelerated or otherwise be or become due or subject to prepayment in full prior to its stated maturity; or

          (f)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Guarantor or any Restricted Subsidiary or of a substantial part of the property or assets of the Guarantor or any Restricted Subsidiary under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Guarantor or any Restricted Subsidiary or (other than in connection with any proceeding relating solely to one or more Unrestricted Subsidiaries, Investment Vehicles or Project Companies of the Guarantor) for a substantial part of the property or assets of the Guarantor or any Restricted Subsidiary or (iii) the winding up or liquidation of the Guarantor or any Restricted Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

          (g)  the Guarantor or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 5.01(f) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Guarantor or any Restricted Subsidiary (other than in connection with any proceeding relating solely to one or more Unrestricted Subsidiaries, Investment Vehicles or Project Companies of the Guarantor) for a substantial part of the property or assets of the Guarantor or any Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any corporate action for the purpose of effecting any of the foregoing, become unable, admit in writing its inability, or fail generally, to pay its debts as they become due; or

          (h)  one or more final judgments for the payment of money in an aggregate amount in excess of $50,000,000 (exclusive of amounts covered by insurance) shall be rendered against the Guarantor or any Restricted Subsidiary and such judgment or order shall remain undischarged, unbonded or unstayed for a period of 60 days; or

          (i)    an ERISA Event shall have occurred that, either alone or in combination with other ERISA Events that shall have occurred, is reasonably likely to result in a Material Adverse Effect.

SECTION VI MISCELLANEOUS

        6.01.    Amendments.    No provision of this Guarantee and Agreement may be amended or waived except in accordance with the Credit Agreement.

        6.02.    Successors and Assigns.    This Guarantee shall bind and benefit the successors and permitted assigns of Guarantor and Administrative Agent and inure to the benefit of the Secured Parties and their successors and permitted assigns. This Guarantee shall not be deemed to benefit any Person except Administrative Agent and the Secured Parties and their successors and permitted assigns.

        6.03.    GOVERNING LAW.    THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE GUARANTOR IRREVOCABLY SUBMITS, FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION RELATING TO THIS GUARANTEE, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT HEREOF OR THEREOF, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK.

        6.04.    No Waiver, Cumulative Remedies.    (a) No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Secured Party would otherwise have on any future occasion.

          (b)  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

        6.05.    Authority and Rights of Administrative Agent.    The Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee and Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee and Agreement shall, as between the Administrative Agent and the Secured Parties, be governed by the Credit Documents and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Guarantor, the Administrative Agent shall be conclusively presumed to be acting with full and valid authority so to act or refrain from acting, and the Guarantor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority. The Administrative Agent shall be afforded the rights, privileges and immunities set forth in Article 9 of the Credit Agreement as if fully set forth herein.

        6.06.    No Personal Liability of Directors, Officers, Employees and Shareholders.    No director, officer, employee, incorporator or stockholder of the Guarantor, as such, shall have any liability for any obligations of the Guarantor under this Guarantee and Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Guarantee and Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

PG&E NATIONAL ENERGY GROUP, INC.
By:
Name: Title:

S-1
[Amended and Restated Guarantee and Agreement]

Agreed and Accepted:
SOCIETE GENERALE, NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY IN ITS CAPACITY AS ADMINISTRATIVE AGENT FOR THE BENEFIT OF THE SECURED PARTIES
By:
Name: Title:

S-2

SCHEDULE 1.01B

TERMS AND CONDITIONS OF SUBORDINATION
FOR INDEBTEDNESS OF GUARANTOR TO AFFILIATES

        All Permitted Subordinated Indebtedness (as defined in the Guarantee and Agreement to which this Schedule 1.01B is attached) incurred by PG&E National Energy Group, Inc., a Delaware corporation (the "Guarantor"), owing to any Affiliate (as defined in the Guarantee and Agreement) of the Guarantor shall be subject to the following terms and conditions, which shall be incorporated in a written agreement (the "Agreement") between the Guarantor and any Affiliate to which any such Indebtedness is owed.

        Section 1.01.    Subordination of Liabilities.    The Guarantor, for itself, its successors and assigns, covenants and agrees and each holder of the indebtedness evidenced by [DESCRIBE INDEBTEDNESS DOCUMENTATION] (the "Subordinated Indebtedness") by its acceptance thereof likewise covenants and agrees that the payment of the principal of, and interest on, and all other amounts owing in respect of, the Subordinated Indebtedness is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash or discharge in full of Senior Indebtedness (as defined in Section 1.08) in cash. The subordination provisions set forth herein shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder to the same extent as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

        Section 1.02.    Guarantor Not to Make Payments with Respect to Subordinated Indebtedness in Certain Circumstances.    (a) Upon the maturity of any Senior Indebtedness (including interest thereon or fees or any other amounts owing in respect thereof), whether at stated maturity, by acceleration or otherwise, all principal thereof and premium, if any, and interest thereon or fees or any other amounts owing in respect thereof, in each case to the extent due and owing at such time, shall first be paid in full in cash or discharge in full, or such payment duly provided for in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness, before any payment is made on account of the principal of (including installments thereof), or interest on, or any amount otherwise owing in respect of, the Subordinated Indebtedness. Each holder of the Subordinated Indebtedness hereby agrees that, so long as an Event of Default (as defined below), or event that with notice or lapse of time or both would constitute an Event of Default, in respect of any Senior Indebtedness exists, it will not ask, demand, sue for, or otherwise take, accept or receive, any amounts owing in respect of the Subordinated Indebtedness. As used herein, the term "Event of Default" shall mean any NEG Trigger Event (as defined below) or any payment default with respect to any Senior Indebtedness.

          (b)  In the event that notwithstanding the provisions of the preceding subsection (a) of this Section 1.02, the Guarantor shall make any payment on account of the principal of, or interest on, or amounts otherwise owing in respect of, the Subordinated Indebtedness at a time when payment is not permitted by said subsection (a), such payment shall be held by the holder of the Subordinated Indebtedness, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, as their respective interests may appear, for application pro rata to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash in accordance with the terms of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. Without in any way modifying the subordination provisions set forth herein or affecting the subordination effected hereby, the Guarantor shall give the holder of the Subordinated Indebtedness prompt written notice of any maturity of Senior Indebtedness after which such Senior Indebtedness remains unsatisfied.

        Section 1.03.    Subordinated Indebtedness Subordinated to Prior Payment of all Senior Indebtedness on Dissolution, Liquidation or Reorganization of Guarantor.    Upon any distribution of assets of the Guarantor upon any dissolution, winding up, liquidation or reorganization of the Guarantor (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

          (a)  the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness of the principal thereof, premium, if any, and interest (including, without limitation, all interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided in the governing documentation whether or not such interest is an allowed claim in such proceeding) and all other amounts due thereon before the holder of the Subordinated Indebtedness is entitled to receive any payment on account of the principal of or interest on or any other amount owing in respect of the Subordinated Indebtedness,

          (b)  any payment or distribution of assets of the Guarantor of any kind or character, whether in cash, property or securities to which the holder of the Subordinated Indebtedness would be entitled except for the subordination provisions set forth herein, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee or agent, directly to the holders of Senior Indebtedness or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

          (c)  in the event that, notwithstanding the foregoing provisions of this Section 1.03, any payment or distribution of assets of the Guarantor of any kind or character, whether in cash, property or securities, shall be received by the holder of the Subordinated Indebtedness on account of principal of, or interest or other amounts due on, the Subordinated Indebtedness before all Senior Indebtedness is paid in full in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness or otherwise discharged in full, or effective provisions made for its payment, such payment or distribution shall be received and held in trust for and shall be paid over to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness or otherwise discharged in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

        Without in any way modifying the subordination provisions set forth herein or affecting the subordination effected hereby, the Guarantor shall give prompt written notice to the holder of the Subordinated Indebtedness of any dissolution, winding up, liquidation or reorganization of the Guarantor (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise).

        Section 1.04.    Furtherance of Subordination.    Each holder of the Subordinated Indebtedness agrees as follows:

          (a)  If any proceeding referred to in Section 1.03 above is commenced by or against the Guarantor:

              (i)  the Administrative Agent (as defined in the Guarantee and Agreement referred to in Section 1.08 below), acting on behalf of each holder of the Senior Indebtedness, is hereby irrevocably authorized and empowered (in its own name or in the name of the holder of the Subordinated Indebtedness or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section 1.03(b) and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation. voting the claims arising under the Subordinated Indebtedness or enforcing any security interest or other lien securing payment of the Subordinated Indebtedness) as it may deem necessary or advisable for the exercise or enforcement of or causing the enforcement of any of the rights or interests of the holders of the Senior Indebtedness hereunder; and

            (ii)  each holder of the Subordinated Indebtedness shall duly and promptly take such action as the holders of the Senior Indebtedness may request (A) to collect the Subordinated Indebtedness for the account of the holders of the Senior Indebtedness and to file appropriate claims or proofs of claim in respect of the Subordinated Indebtedness, (B) to execute and deliver to the holders of the Senior Indebtedness such powers of attorney, assignments or other instruments as the holders of the Senior Indebtedness may request in order to enable the holders of the Senior Indebtedness to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Indebtedness, and (C) to collect and receive any and all payments or distributions that may be payable or deliverable upon or with respect to the Subordinated Indebtedness.

            (iii)  The holders of the Senior Indebtedness are hereby authorized to demand specific performance of this Agreement, whether or not the Guarantor shall have complied with any of the provisions hereof applicable to it, at any time when the holder of the Subordinated Indebtedness shall have failed to comply with any of the provisions of this Agreement applicable to it. The holder of the Subordinated Indebtedness hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

        Section 1.05.    Subrogation.    Subject to the prior payment in cash in full or discharge in full of all Senior Indebtedness in cash, the holder of the Subordinated Indebtedness shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Guarantor applicable to the Senior Indebtedness until all amounts owing in respect of the Subordinated Indebtedness shall be paid or discharged in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Guarantor or by or on behalf of the holder of the Subordinated Indebtedness by virtue of the subordination provisions set forth herein that otherwise would have been made to the holder of the Subordinated Indebtedness, shall be deemed to be payment by the Guarantor to or on account of the Senior Indebtedness, it being understood that the subordination provisions set forth herein are and are intended solely for the purpose of defining the relative rights of the holder of the Subordinated Indebtedness, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

        Section 1.06.    Obligation of the Guarantor Unconditional.    Nothing contained in the subordination provisions set forth herein or in the documents evidencing the Subordinated Indebtedness is intended to or shall impair, as between the Guarantor and the holder of the Subordinated Indebtedness, the obligation of the Guarantor, which is absolute and unconditional, to pay to the holder of the Subordinated Indebtedness the principal of and interest on the Subordinated Indebtedness as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the holder of the Subordinated Indebtedness and creditors of the Guarantor other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the holder of the Subordinated Indebtedness from exercising all remedies otherwise permitted by applicable law, subject to the rights, if any, under the subordination provisions set forth herein of the holders of Senior Indebtedness in respect of cash, property, or securities of the Guarantor received upon the exercise of any such remedy. Upon any distribution of assets of the Guarantor referred to herein, the holder of the Subordinated Indebtedness shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the holder of the Subordinated Indebtedness, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or hereto.

        Section 1.07.    Subordination Rights Not Impaired by Acts or Omissions of Guarantor or Holders of Senior Indebtedness.    No rights of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by an act or failure to act on the part of the Guarantor or by any act or failure to act in good faith by any such holder, or by any noncompliance by the Guarantor with the terms and provisions of the Subordinated Indebtedness, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of the Senior Indebtedness may, without in any way affecting the obligations of the holder of the Subordinated Indebtedness with respect thereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, any Senior Indebtedness, or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of a default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or consent from the holder of the Subordinated Indebtedness.

        Section 1.08.    Senior Indebtedness.    (a) The term "Senior Indebtedness" shall mean all Obligations (as defined below) of the Guarantor under the Guarantee and Agreement (as defined below).

          (b)  As used in this Agreement, the terms set forth below shall have the respective meanings provided below:

          "Guarantee and Agreement" shall mean the Amended and Restated Guarantee and Agreement, dated as of March 15, 2002, by the Guarantor, in favor of Société Générale, as Administrative Agent (in such capacity, the "Administrative Agent") for the Secured Parties, as same may be amended, modified, extended, renewed, restated or supplemented from time to time, and including any agreement extending the maturity of, refinancing or restructuring all or any portion of, or increasing the Obligations under such agreement or of any successor agreements.

          "NEG Trigger Event" shall have the meaning assigned to such term in the Guarantee and Agreement.

          "Obligations" shall mean the Guaranteed Obligations (as defined in the Guarantee and Agreement) and all other payment obligations of the Guarantor under the Guarantee and Agreement.

SCHEDULE 1.01C

TERMS AND CONDITIONS OF SUBORDINATION
FOR INDEBTEDNESS OF GUARANTOR TO NON-AFFILIATES

        All Permitted Subordinated Indebtedness (as defined in the Guarantee and Agreement to which this Schedule 1.01C is attached) incurred by PG&E National Energy Group, Inc., a Delaware corporation (the "Guarantor"), owing to any person other than an Affiliate (as defined in the Guarantee and Agreement) of the Guarantor shall be evidenced by a promissory note and shall have the following subordination provisions attached as Annex A thereto or incorporated within the text thereof (mutatis mutandis), and shall include in the text of such promissory note the language: "THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBORDINATE AND JUNIOR IN RIGHT OF PAYMENT TO ALL SENIOR INDEBTEDNESS (AS DEFINED IN ANNEX A HERETO) TO THE EXTENT PROVIDED IN ANNEX A."

ANNEX A

        Section 1.01.    Subordination of Liabilities.    The Guarantor for itself, its successors and assigns, covenants and agrees and each holder of the promissory note to which this Annex A is attached (the "Note") by its acceptance thereof likewise covenants and agrees that the payment of the principal of, and interest on, and all other amounts owing in respect of, the Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash or discharge in full of the Senior Indebtedness (as defined in Section 1.08) in cash. The provisions of this Annex A shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder to the same extent as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

        Section 1.02.    Guarantor Not to Make Payments with Respect to Notes in Certain Circumstances.

          (a)  Upon the maturity of any Senior Indebtedness (including interest thereon or fees or any other amounts owing in respect thereof), whether at stated maturity, by acceleration or otherwise, all principal thereof and premium, if any, and interest thereon or fees or any other amounts owing in respect thereof, in each case to the extent due and owing at such time, shall first be paid in full in cash or discharged in full, or such payment duly provided for in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness, before any payment is made on account of the principal of (including installments thereof), or interest on, or any amount otherwise owing in respect of, the Note. Each holder of the Note hereby agrees that, so long as an Event of Default (as defined below), or event that with notice or lapse of time or both would constitute an Event of Default, in respect of any Senior Indebtedness exists, it will not ask, demand, sue for, or otherwise take, accept or receive, any amounts owing in respect of the Note. As used herein, the term "Event of Default" shall mean any NEG Trigger Event or any payment default with respect to any Senior Indebtedness.

          (b)  In the event that notwithstanding the provisions of the preceding subsection (a) of this Section 1.02, the Guarantor shall make any payment on account of the principal of, or interest on, or amounts otherwise owing in respect of, the Note at a time when payment is not permitted by said subsection (a), such payment shall be held by the holder of the Note, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, as their respective interests may appear, for application pro rata, to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash in accordance with the term of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby, the Guarantor shall give the holder of the Note prompt written notice of any maturity of Senior Indebtedness after which such Senior Indebtedness remains unsatisfied.

        Section 1.03.    Note Subordinated to Prior Payment of all Senior Indebtedness on Dissolution, Liquidation or Reorganization of Guarantor.    Upon any distribution of assets of the Guarantor upon any dissolution, winding up, liquidation or reorganization of the Guarantor (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

          (a)  the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness of the principal thereof, premium, if any, and interest (including, without limitation, all interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided in the governing documentation whether or not such interest is an allowed claim in such proceeding) and all other amounts due thereon before the holder of the Note is entitled to receive any payment on account of the principal of or interest on or any other amount owing in respect of the Note;

          (b)  any payment or distribution of assets of the Guarantor of any kind or character, whether in cash, property or securities to which the holder of the Note would be entitled except for the provisions of this Annex A shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee or agent; directly to the holders of Senior Indebtedness or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

          (c)  in the event that, notwithstanding the foregoing provisions of this Section 1.03, any payment or distribution of assets of the Guarantor of any kind or character, whether in cash, property or securities, shall be received by the holder of the Note on account of principal of, or interest or other amounts due on, the Note before all Senior Indebtedness is paid in full in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness or otherwise discharged in full, or effective provisions made for its payment, such payment or distribution shall be received and held in trust for and shall be paid over to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness or otherwise discharged in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

        Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby, the Guarantor shall give prompt written notice to the holder of the Note of any dissolution, winding up, liquidation or reorganization of the Guarantor (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise).

        Section 1.04.    In Furtherance of Subordination.    Each holder of the Note agrees as follows:

          (a)  If any proceeding referred to in Section 1.03 above is commenced by or against the Guarantor:

              (i)  the Administrative Agent (as defined in the Guarantee and Agreement referred to in Section 1.08 below), acting on behalf of each holder of the Senior Indebtedness, is hereby irrevocably authorized and empowered (in its own name or in the name of the holder of the Note or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section 1.03(b) and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the claims arising under the Note or enforcing any security interest or other lien securing payment of the Note) as it may deem necessary or advisable for the exercise or enforcement of or causing the enforcement of any of the rights or interests of the holders of the Senior Indebtedness hereunder; and

            (ii)  The holders of the Senior Indebtedness are hereby authorized to demand specific performance of this Note, whether or not the Guarantor shall have complied with any of the provisions hereof applicable to it, at any time when the holder of the Note shall have failed to comply with any of the provisions of this Note applicable to it. The holder of the Note hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

        Section 1.05.    Subrogation.    Subject to the prior payment in cash in full or discharge in full of all Senior Indebtedness in cash, the holder of the Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Guarantor applicable to the Senior Indebtedness until all amounts owing on the Note shall be paid or discharged in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Guarantor or by or on behalf of the holder of the Note by virtue of this Annex A which otherwise would have been made to the holder of the Note, shall be deemed to be payment by the Guarantor to or on account of the Senior Indebtedness, it being understood that the provisions of this Annex A are and are intended solely for the purpose of defining the relative rights of the holder of the Note, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

        Section 1.06.    Obligation of the Guarantor Unconditional.    Nothing contained in this Annex A or in the Note is intended to or shall impair, as between the Guarantor and the holder of the Note, the obligation of the Guarantor, which is absolute and unconditional, to pay to the holder of the Note the principal of and interest on the Note as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the holder of the Note and creditors of the Guarantor other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the holder of the Note from exercising all remedies otherwise permitted by applicable law, subject to the rights, if any, under this Annex A of the holders of Senior Indebtedness in respect of cash, property, or securities of the Guarantor received upon the exercise of any such remedy. Upon any distribution of assets of the Guarantor referred to in this Annex A, the holder of the Note shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the holder of the Note, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Annex A.

        Section 1.07.    Subrogation Rights Not Impaired by Acts or Omissions of Guarantor or Holders of Senior Indebtedness.    No rights of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by an act or failure to act on the part of the Guarantor or by any act or failure to act in good faith by any such holder, or by any noncompliance by the Guarantor with the terms and provisions of the Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of the Senior Indebtedness may, without in any way affecting the obligations of the holder of the Note with respect thereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, any Senior Indebtedness, or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of a default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or consent from the holder of the Note.

        Section 1.08.    Senior Indebtedness.    (a) The term "Senior Indebtedness" shall mean all Obligations (as defined below) of the Guarantor under the Guarantee and Agreement (as defined below).

          (b)  As used in this Annex A, the terms set forth below shall have the respective meanings provided below:

          "Guarantee and Agreement" shall mean the Amended and Restated Guarantee and Agreement, dated as of March 15, 2002, by the Guarantor, in favor of Société Générale, as Administrative Agent (in such capacity, the "Administrative Agent") for the Secured Parties, as same may be amended, modified, extended, renewed, restated or supplemented from time to time, and including any agreement extending the maturity of, refinancing or restructuring all or any portion of, or increasing the Obligations under such agreement or of any successor agreements.

          "NEG Trigger Event" shall have the meaning assigned to such term in the Guarantee and Agreement.

          "Obligations" shall mean the Guaranteed Obligations (as defined in the Guarantee and Agreement) and all other payment obligations of the Guarantor under the Guarantee and Agreement.

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  Exhibit 10.10